PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (the "Agreement"), dated November 16, 2004, is made and entered into by and between INTEGRATED ALARM SERVICES GROUP, INC., a Delaware corporation ("IASG"), and MADISON PROTECTION, INC., a Delaware corporation ("Madison" and, together with IASG, herein collectively referred to as the "Pledgor"), and LASALLE BANK NATIONAL ASSOCIATION, in its capacity as Agent for the Banks under the Credit Agreement referred to below (the "Secured Party").

WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be restated, amended, modified or supplemented, the "Credit Agreement") of even date herewith, by and among Pledgor, Criticom International Corporation, a New Jersey corporation, Monital Signal Corporation, a New Jersey corporation, Integrated Alarm Services, Inc., a Delaware corporation, Payne Security Group, L.L.C., a New Jersey limited liability company, and American Home Security, Inc., a Nevada corporation (collectively, the "Borrower"), the Banks and the Secured Party, the Banks have agreed to provide certain loans to the Borrower;

WHEREAS, as part of the security for such loans, and as required by the Credit Agreement, Pledgor's membership interests and shares of capital stock in the Borrower are to be pledged to the Secured Party in accordance herewith; and

WHEREAS, Pledgor owns one hundred percent (100%) of the outstanding membership interests and shares of capital stock in each of the Borrower except Monital Signal Corporation in which Pledgor owns ninety-nine and two tenths percent (99.2%) of the outstanding shares of capital stock, as more fully described on Schedule A hereto.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms.

(a)  Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement. Where applicable, and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Uniform Commercial Code as enacted in each applicable jurisdiction and as may be amended from time to time (the "Code").

(b)  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all common stock and preferred stock.

(c)  "Foreign Subsidiary Voting Stock" means the Voting Stock of any Foreign Subsidiary.

(d)  "Foreign Subsidiary" means any Subsidiary of Pledgor organized under the laws of any jurisdiction outside the United States of America.

(e)  "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

(f)  "Pledged Collateral" shall mean and include the following: (i) the membership interests and shares of capital stock listed on Schedule A attached hereto and made a part hereof, together with all rights and privileges pertaining thereto, including, without limitation, all securities and additional securities receivable in respect of or in exchange for such securities, all rights to subscribe for securities incident to or arising from ownership of such securities, all cash, interest, membership interests, stock and other dividends or distributions paid or payable on such securities, and all books and records owned by and in the possession of Pledgor pertaining to the foregoing, including, without limitation, all membership interest and stock record and transfer books; (ii) any and all other securities hereafter pledged by Pledgor to Secured Party to secure the Secured Obligations (as hereinafter defined) of the Borrower, and all rights and privileges pertaining thereto, including, without limitation, all securities and additional securities receivable in respect of or in exchange for such securities, all rights to subscribe for securities incident to or arising from ownership of such securities, all cash, interest, membership interests, stock and other dividends or distributions paid or payable on such securities, and all books and records owned by and in the possession of Pledgor pertaining to the foregoing and (iii) whatever is received when any of the foregoing is sold, exchanged or otherwise disposed of, including any proceeds as such term is defined in the Code, provided that, to the extent that and for so long as adverse tax consequences for Pledgor and its Subsidiaries organized under the laws of any jurisdiction within the United States of America would otherwise result from a pledge of all of the shares of capital stock of any Foreign Subsidiary, not more than 65% of the total outstanding Foreign Subsidiary Voting Stock of such Foreign Subsidiary shall be deemed pledged under the Collateral Documents.

2.	Grant of Security Interests.

Pledgor, to secure on a first priority basis the payment and performance of all the Obligations of Borrower under the Loan Documents (the "Secured Obligations"), hereby grants to Secured Party a first priority security interest in all of Pledgor's now existing and hereafter acquired and/or arising right, title and interest in, to and under the Pledged Collateral owned by Pledgor, whether now or hereafter existing and wherever located.

3.	Further Assurances.

Prior to or concurrently with the execution of this Agreement, and thereafter at any time and from time to time upon reasonable request of Secured Party, Pledgor shall deliver to Secured Party all financing statements, continuation financing statements, and termination statements reasonably requested by the Secured Party, and shall execute and deliver all assignments, certificates and documents of title, affidavits, reports, notices, schedules of account, letters of authority, further pledges, and all other documents (collectively, the "Security Documents') which Secured Party may reasonably request, in form reasonably satisfactory to Secured Party, and take such other action which Secured Party may reasonably request, to perfect and continue perfected and to create and maintain the first priority status of Secured Party's security interest in the Pledged Collateral and to fully consummate the transactions contemplated under the Credit Agreement, the other Loan Documents and this Agreement. Upon the occurrence of an Event of Default, Pledgor irrevocably makes, constitutes and appoints Secured Party (and any of Secured Party's officers or employees or agents designated by Secured Party) as Pledgor's true and lawful attorney with power to sign the name of Pledgor on all or any of the Security Documents which Secured Party determines must be executed, filed, recorded or sent in order to perfect or continue perfected Secured Party's security interest in the Pledged Collateral. Such power, being coupled with an interest, is irrevocable until all of the Secured Obligations (other than contingent indemnification obligations to the extent no claims relating thereto have been asserted) have been paid in full.

4.	Representations and Warranties.

Pledgor hereby represents and warrants to Secured Party as follows:

(a)  Pledgor has, and will continue to have (or, in the case of after-acquired Pledged Collateral, at the time it acquires rights in such Pledged Collateral, will have), title to the Pledged Collateral, free and clear of all Liens except Liens created under this Agreement and the Liens of the Second Lien Noteholders (as defined in the Credit Agreement);

(b)  The membership interests and capital stock constituting the Pledged Collateral have been duly authorized and validly issued to Pledgor (as set forth on Schedule A hereto);

(c)  The security interests in the Pledged Collateral granted hereunder and the delivery to and possession by the Secured Party thereof will create security interests that are valid, perfected and of first priority;

(d)  There are no restrictions upon the pledge of the Pledged Collateral and Pledgor has the power and authority and right to pledge the Pledged Collateral free of any encumbrances;

(e)  There are no actions, suits, or proceedings pending or, to its best knowledge after due inquiry, threatened against or affecting Pledgor with respect to the Pledged Collateral, at law or in equity or before or by any Official Body, and Pledgor is not in default with respect to any judgment, writ, injunction, decree, rule or regulation which could adversely affect its performance hereunder; and

(f)  The address of Pledgor's principal place of business is as set forth in Section 13 hereof.

5.	General Covenants.

Pledgor hereby covenants and agrees as follows:

(a)  Pledgor shall do all acts reasonable that may be necessary and appropriate to maintain, preserve and protect the Pledged Collateral.

(b)  Pledgor shall appear in and defend any action or proceeding of which it is aware which could reasonably be expected to affect its title to, or the Secured Party's interest in, the Pledged Collateral owned by it and the proceeds thereof; provided, however, that it may settle such actions or proceedings with respect to the Pledged Collateral it owns with the consent of Secured Party.

(c)  Pledgor shall keep accurate and complete records of the Pledged Collateral owned by it;

(d)  Pledgor shall pay any and all taxes, duties, fees or imposts of any nature imposed by any state, federal or local authority on any of the Pledged Collateral.

(e)  Pledgor shall permit Secured Party, its officers, employees and agents, during regular business hours, to inspect all books and records of the Pledgor related to the Pledged Collateral, provided that upon and during the continuance of an Event of Default, such inspections and visits shall not be confined to regular business hours.

(f)  During the term of this Agreement, Pledgor shall not sell, assign, transfer or otherwise dispose of the Pledged Collateral, except as permitted by the Credit Agreement.

6.	Other Rights With Respect to Pledged Collateral.

In addition to the other rights with respect to the Pledged Collateral granted to the Secured Party hereunder, at any time and from time to time, after an Event of Default, Secured Party, at its option and at the expense of Pledgor, may: (a) transfer into its own name, or into the name of its nominee, all or any part of the Pledged Collateral, thereafter receiving all dividends, income or other distributions upon the Pledged Collateral; (b) take control of and manage all or any of the Pledged Collateral; (c) apply to the payment of any of the Secured Obligations, whether any be due and payable or not, any moneys, including cash dividends and income from any Pledged Collateral, now or hereafter in the hands of Secured Party or any Affiliate of Secured Party, on deposit or otherwise, belonging to Pledgor, as Secured Party, in its sole discretion, shall determine; and (d) take any action related to the protection of the Pledged Collateral which Pledgor is required but fails to do hereunder.

7.	Additional Remedies Upon Event of Default.

Upon the occurrence of any Event of Default, Secured Party shall have, in addition to all rights and remedies of a secured party under the Code or other applicable Law, and in addition to its rights under Section 6 above and under the other Loan Documents, the following rights and remedies:

(a)  Secured Party may, after ten (10) days advance notice to Pledgor, sell, assign, give an option or options to purchase or otherwise dispose of the Pledged Collateral, or any part thereof at public or private sale in accordance with securities laws, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Secured Party may deem commercially reasonable. Pledgor agrees that ten (10) days advance notice of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor recognizes that Secured Party may be compelled to resort to one or more private sales of the Pledged Collateral to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.

The proceeds of any collection, sale or other disposition of the Pledged Collateral, or any part thereof, shall, after Secured Party has made all deductions of expenses, including, but not limited to, reasonable attorneys' fees and other out-of-pocket expenses incurred in connection with repossession, collection, sale or disposition of such Pledged Collateral or in connection with the enforcement of Secured Party's rights with respect to the Pledged Collateral in any insolvency, bankruptcy or reorganization proceedings, be applied against the Secured Obligations, whether or not all the same be then due and payable in the manner set forth in Section 8.2.5 of the Credit Agreement.

8.	Secured Party's Duties.

The powers conferred on Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

9.	No Waiver; Cumulative Remedies.

No failure to exercise, and no delay in exercising, on the part of Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided under the other Loan Documents or by applicable Law or in any other written instrument or agreement relating to the Secured Obligations or any security therefor. Pledgor waives any right to require Secured Party to proceed against any other Person or to exhaust any of the Pledged Collateral or other security for the Secured Obligations or to pursue any remedy in Secured Party's power.

10.	Assignment.

All rights of Secured Party under this Agreement shall inure to the benefit of its successors and assigns. All obligations of Pledgor shall bind its successors; provided, however, Pledgor may not assign or transfer any of its rights and obligations hereunder or any interest herein.

11.	Severability.

Any provision of this Agreement which shall be held invalid or unenforceable shall be ineffective without invalidating the remaining provisions hereof.

12.	Governing Law.

This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois without regard to its conflicts of law principles, except to the extent the validity or perfection of the security interests or the remedies hereunder in respect of any Pledged Collateral are governed by the law of a jurisdiction other than the State of Illinois.

13.	Notices.

All notices, requests, demands, directions and other communications (as used in this Section 13, collectively referred to as "notices") given to or made upon any party hereto under the provisions of this Agreement shall be in writing (including facsimile communication), unless otherwise expressly permitted hereunder, and shall be delivered or sent by facsimile or via nationally-recognized overnight courier, by hand or U.S. mail to the respective parties at the addresses and numbers set forth under their respective names provided in the Credit Agreement or in accordance with any subsequent unrevoked written direction from any party to the other parties and delivered pursuant to the requirements of this Section 13. All notices shall, except as otherwise expressly herein provided, be effective: (a) in the case of facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (c) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (d) if given by any other means (including by air courier), when delivered. Any Bank giving any notice to any Loan Party shall simultaneously send a copy thereof to Secured Party, and Secured Party shall promptly notify the other Banks of the receipt by it of any such notice.

14.	Specific Performance.

Pledgor acknowledges and agrees that, in addition to the other rights of Secured Party hereunder and under the other Loan Documents, because Secured Party's remedies at law for failure of Pledgor to comply with the provisions hereof relating to Secured Party's rights: (a) to inspect the books and records related to the Pledged Collateral, (b) to receive the various notifications Pledgor is required to deliver hereunder, (c) to obtain copies of agreements and documents as provided herein with respect to the Pledged Collateral, (d) to enforce the provisions hereof pursuant to which Pledgor has appointed Secured Party its attorney-in-fact, and (e) to enforce Secured Party's remedies hereunder, would be inadequate and that any such failure would not be adequately compensable in damages, Pledgor agrees that each such provision hereof may be specifically enforced.

15.	Voting Rights and Rights to Receive Dividends or Distributions in Respect of the Pledged Collateral.

This Agreement is given as Security to secure performance of the Secured Obligations. So long as no Event of Default shall occur and be continuing under the Credit Agreement:

(a)  Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that Pledgor will not exercise or will refrain from exercising any such right, as the case may be, if such action would have a material adverse effect on the grant of a security interest in the Pledged Collateral; and

(b)  Pledgor shall be entitled to receive cash dividends or other distributions in the ordinary course made in respect of the Pledged Collateral, to the extent permitted to be paid pursuant to the Credit Agreement, so long as no Event of Default shall occur and be continuing.

16.	Entire Agreement; Amendments.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a grant of a security interest in the Pledged Collateral by Pledgor. This Agreement may not be amended or supplemented except by a writing signed by Secured Party and Pledgor.

17.	Reconveyance.

Upon the payment in full of the Loans and the termination of the Commitments, this Agreement and all of Secured Party's right, title and interest hereunder with respect to the Pledged Collateral shall terminate and be discharged in full and Secured Party shall take such action and execute and deliver such documents and instruments necessary to terminate, release and discharge this Agreement and the security interest created hereby, and to reconvey the Pledged Collateral to Pledgor.

18.	Counterparts.

This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

19.	Descriptive Headings.

The descriptive headings which are used in this Agreement are for the convenience of the parties only and shall not affect the meaning of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE - PLEDGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed with the intention that it constitutes a sealed instrument as of the date first above written.

                                                        INTEGRATED ALARM SERVICES GROUP, INC.,
                                                        a Delaware corporation

                                                        By:  /s/ Timothy M. McGinn
                                                        Timothy M. McGinn, Chairman and CEO

                                                        MADISON PROTECTION, INC.,
                                                        a Delaware corporation

                                                        By:  /s/ Timothy M. McGinn
                                                        Timothy M. McGinn, Authorized Person

SCHEDULE A TO PLEDGE AGREEMENT

(To Be Completed by Borrower)

DESCRIPTION OF PLEDGED COLLATERAL

Pledgor	Issuer	Percentage	Certificate Number	Units/Shares
INTEGRATED ALARM SERVICES GROUP,INC.				1000
MADISON PROTECTION, INC..